Exhibit 10.6

SHARE ESCROW AGREEMENT

THIS SHARE ESCROW AGREEMENT (the “Agreement”) is made and entered into as of April 10, 2006 (the “Effective Date”) by and among ASTRIS ENERGI, INC., a corporation organized under the laws of the province of Ontario, Canada (the “Company”), CORNELL CAPITAL PARTNERS, LP, (“Investor”), and DAVID GONZALEZ, ESQ., as escrow agent (“Escrow Agent”).

RECITALS:

WHEREAS, in order to secure the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Company’s obligations (the “Obligations”) to the Investor or any successor to the Investor under this Agreement, the Securities Purchase Agreement of even date herewith between the Company and the Investor (the “Securities Purchase Agreement”), the Convertible Debentures (the “Convertible Debentures”) issued or to be issued by the Company to the Investor, either now or in the future, up to a total of One Million Five Hundred Thousand Dollars ($1,500,000) of principal, plus any interest, costs, fees, and other amounts owed to the Investor thereunder, the Security Agreement of even date herewith between the Company and the Investor (the “Security Agreement”), and all other contracts entered into between the parties hereto (collectively, the “Transaction Documents”), the Company has agreed to deliver an irrevocable instruction letter to the Company’s transfer agent in the form attached hereto as Exhibit “A” (the “Instruction Letter”) which authorizes and instructs the company’s transfer agent to issue 34,500,000 shares of the Company’s common stock (the “Escrow Shares”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

1. Definitions. The following terms shall have the following meanings when used herein:

A. “Event of Default” shall be deemed to have occurred under this Agreement upon an Event of Default under the Transaction Documents.

B. “Written Direction” shall mean a written direction executed by the Investor directing Escrow Agent to deliver the Instruction Letter to the Transfer Agent or refrain from taking any action pursuant to this Agreement.

C. “Escrow Period” shall begin on the date hereof and shall terminate upon the earlier to occur of the following dates:

(i) The date upon which the Convertible Debentures are fully converted into shares of the Company’s common stock;

(ii) The date upon which the full payment of all amounts due to the Investor under the Convertible Debentures is made; or

(iii) The date upon which the Company redeems the full amounts outstanding under all of the Convertible Debentures.

1. Instruction Letter. The Company agrees to deliver the Instruction Letter to the Escrow Agent on the date hereof to be held in escrow pursuant to this Agreement.

2. Appointment of and Acceptance by Escrow Agent. The Investor and the Company hereby appoint Escrow Agent to serve as Escrow Agent hereunder. Escrow Agent hereby accepts such appointment.

3. Rights Relating to the Instruction Letter. Upon the occurrence of an Event of Default (as defined in the Convertible Debentures), the Investor shall deliver the Written Direction to the Escrow Agent.

4. Remedies.

A. Upon and anytime after the occurrence of an Event of Default, the Investor shall have the right to provide written notice of such Event of Default (the “Default Notice”) to the Escrow Agent, with a copy to the Company. As soon as practicable after receipt of the Default Notice, the Escrow Agent shall deliver to the Company’s transfer agent the Instruction Letter pursuant to which the transfer agent shall issue the Escrow Shares to the Investor, provided however, that the Investor shall not have the right to acquire such number of Escrow Shares which would cause the Investor, together with its affiliates, to beneficially own in excess of 9.99% of the outstanding capital of the Company (unless the Investor waives such limitation by providing 65 days’ advance written notice). Upon receipt of the Escrow Shares, the Investor shall have the right to (i) sell the Escrow Shares and to apply the proceeds of such sales, net of any selling commissions, to the Obligations owed to the Investor by the Company under the Transaction Documents, including, without limitation, outstanding principal, interest, legal fees, and any other amounts owed to the Investor, and exercise all other rights and (ii) any and all remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey. To the extent that the net proceeds received by the Investor are insufficient to satisfy the Obligations in full, the Investor shall be entitled to a deficiency judgment against the Company for such amount. The Investor shall have the absolute right to sell or dispose of the Shares in any manner it sees fit and shall have no liability to the Company or any other party for selling or disposing of such Shares even if other methods of sales or dispositions would or allegedly would result in greater proceeds than the method actually used. The Investor shall return any Escrow Shares released to it and remaining after the Investor has applied the net proceeds to all amounts owed to the Investor.

B. Each right, power and remedy of the Investor provided for in this Agreement or any other Transaction Document shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Investor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Investor of all such other rights, powers or remedies, and no failure or delay on the part of the Investor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on the Company in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Investor to any other further action in any circumstances without demand or notice. The Investor shall have the full power to enforce or to assign or contract is rights under this Agreement to a third party.

5. Demand Registration Rights. In addition to all other remedies available to the Investor, upon an Event of Default, the Company shall promptly, but in no event more than thirty (30) days after the date the Investor receives the Escrow Shares, file a registration statement to register with the Securities and Exchange Commission the Shares for the resale by the Investor. The Company shall cause the registration statement to remain in effect until all of the Shares have been sold by the Investor.

6. Concerning the Escrow Agent.

A. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

B. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other document received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

C. Investor and the Company hereby agree, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 6.4 or 6.5 hereof). The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys’ fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid. Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Company.

D. If any of the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the Clerk of the United States District Court of New Jersey, sitting in Newark, New Jersey, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate. The Escrow Agent shall be indemnified by the Company, the Company and Investor for all costs, including reasonable attorneys’ fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

E. The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid by the Company and Investor) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

F. The Escrow Agent may resign upon ten (10) days’ written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this ten (10) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

7. Conflict Waiver. The Company hereby acknowledges that the Escrow Agent is general counsel to the Investor, a partner in the general partner of the Investor, and counsel to the Investor in connection with the transactions contemplated and referred herein. The Company agrees that in the event of any dispute arising in connection with this Agreement or otherwise in connection with any transaction or agreement contemplated and referred herein, the Escrow Agent shall be permitted to continue to represent the Investor and the Company will not seek to disqualify such counsel and waives any objection Company might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

8. Notices. Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to the Company, to:	Astris Energi, Inc.
2175 Dunwin Drive, Unit 6
Mississauga, ON L5L 1X2
Attention: Jiri Nor
Telephone:
Facsimile:

With a copy to:	Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, NY 10017
Attn: David Selengut, Esq.
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

If to the Investor:	Cornell Capital Partners, LP
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: Mark A. Angelo
Telephone: (201) 985-8300
Facsimile: (201) 985-8744

If to the Escrow Agent:	David Gonzalez, Esq.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-1964

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, or (b) five (5) days after deposit in the United States mail, as applicable.

9. Binding Effect. All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

10. Governing Law; Venue; Service of Process. The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Hudson County, New Jersey or Federal district courts located in Newark, New Jersey, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

11. Enforcement Costs. If any legal action or other pro-ceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresenta-tion in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limita-tion, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

12. Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or here-after existing at law, in equity, by statute, or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

14. No Penalties. No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

15. JURY TRIAL. EACH OF THE INVESTOR AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN INVESTOR AND COMPANY, THIS PLEDGE AND ESCROW AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Escrow Agreement as of the date first above written.

Cornell Capital Partners, LP

By:  Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manager

Astris Energi, Inc.

By: /s/ Anthony J. Durkacz
Name: Anthony J. Durkacz
Title: Chief Financial Officer

Escrow Agent

By: /s/ David Gonzalez
Name: David Gonzalez, Esq.